Adamis Pharmaceuticals Corporation S-3

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2020, except as it relates to Note 20, as to which the date is October 5, 2020 (which includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (the Company), as of and for the years ended December 31, 2019 and 2018, which report appears in the Form 8-K filed by the Company on October 5, 2020, and our report dated March 30, 2020, relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, which report appears in the annual report on Form 10-K of the Company as of and for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

October 5, 2020